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                                                                      Exhibit 14

                                A. SCHULMAN, INC.
                                 CODE OF CONDUCT

                              Adopted APRIL 8, 2004



A.  GENERAL PHILOSOPHY

    The honesty, integrity and sound judgment of our employees, officers and directors is essential to the Company's reputation and success.

    Our Code of Conduct governs the actions and working relationships of the Company's employees, officers and directors with current and potential customers, fellow employees, competitors, government and self-regulatory agencies, the media, and anyone else with whom the Company has contact. When our Code of Conduct refers to "the Company," that term includes the Company's affiliates.

    Our Code of Conduct:

    - requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships;

    - requires full, fair, accurate, and timely disclosure in the periodic reports required to be filed by the Company with governmental agencies;

    -   requires compliance with applicable laws, rules and regulations;

    - addresses potential or apparent conflicts of interest and provides guidance for employees, officers and directors to communicate those conflicts to the Company;

    - addresses misuse or misapplication of the Company's property and business opportunities;

    - requires the highest level of confidentiality and fair dealing within the Company and outside the Company; and

    - requires prompt internal reporting of violations of our Code of Conduct and proper reporting of any illegal behavior.

B.  CONFLICTS OF INTEREST

    A "conflict of interest" occurs when your private interest in any way interferes or appears to interfere with the interests of the Company. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee, officer or director of the Company.

C.  CONFIDENTIALITY

    Nonpublic information regarding the Company or its business, employees, customers and suppliers is confidential. As an employee, officer or director, you are trusted with confidential information. You are only to use such confidential information for the intended business purpose of the Company. You are not to share confidential information with anyone outside of the Company, including family and friends, or with other employees of the Company who do not need the information to carry out their duties. Your obligation to keep all information confidential continues even if your employment with the Company ends.

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    The following is a non-exclusive list of confidential information:

      (i) material, non-public financial information regarding the Company or any of its subsidiaries or affiliates;

      (ii) trade secrets, which include any business or technical information, such as a program, method, technique, compilation or information that is valuable because it is not generally known;

      (iii) all rights to any invention or process developed by an employee using the Company's facilities or trade secrets, resulting from any work for the Company, or relating to the Company's business, is considered to be "work-for-hire" under the United States copyright laws and belongs to the Company; and

      (iv)  proprietary information such as customer lists.

    All public and media communications involving the Company must have prior clearance by the Company's senior management.

D.  GIFTS AND ENTERTAINMENT

    In many industries and countries, gifts and entertainment are common practices used to strengthen business relationships. Throughout the world, the Company's position is clear. No gifts, favor, or entertainment should be accepted or provided if it will obligate or appear to obligate the person who receives it. Receiving or giving gifts of cash or cash equivalents is never allowed.

    Company employees may accept or give gifts, favors, and entertainment only if they meet all of the following criteria:

      - They are not against the law or the policy of the other parties' company
      - They are consistent with customary business practices in the country or industry
      -     They are reasonably related to business relationships
      -     They are consistent with any existing business unit guidelines
      -     They cannot be construed as a bribe, payoff, or improper influence
      - They do not violate our business values or ethics in any other manner

E.  FINANCIAL REPORTING

    You are required to report timely to the Company's senior management all information in your possession that may be necessary to ensure that the Company's financial reports and disclosures, as filed with or submitted to the Securities and Exchange Commission or in other public communications are full, fair, and accurate.

F.  INSIDER TRADING

    It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the Company's securities while in possession of material information concerning the Company that has not been released to the general public, but which when released may have an impact on the market price of the Company's securities. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the securities of any other company while in possession of similar non-public material information concerning such company. Any questions concerning the propriety of effecting a transaction in the Company's (or other company's) securities should be directed to the Company's Chief Financial Officer or compliance officer.

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G.  OUTSIDE BUSINESS RELATIONSHIPS

    Before agreeing to act as a director, officer, consultant or advisor for any other business organization, you should notify your immediate supervisor. Directors should disclose all new directorships or potential directorships to the Chairman of the Nominating and Corporate Governance Committee.

H.  FAIR DEALING

    Each employee, officer and director should undertake to deal fairly with the Company's customers, suppliers, competitors and employees.

I.  REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

    The Company requires its employees, officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal activity involving the Company or its employees. If, during the course of your employment, you become aware of any suspicious activity or behavior, including concerns regarding questionable accounting or auditing matters, you must report violations of laws, rules, regulations or our Code of Conduct to a member of the Company's senior management. Reporting the activity will not subject the employee to discipline absent a knowingly false report. All reports will be treated confidentially and will receive a full inquiry.

J.  ADMINISTRATION, ENFORCEMENT AND WAIVER OF CODE OF CONDUCT

    Our Code of Conduct shall be administered and monitored by the Company's senior management. Any questions and further information on our Code of Conduct should be directed to the Company's senior management.

    Employees, officers and directors of the Company are expected to follow our Code of Conduct at all times. In rare circumstances, situations may arise in which a waiver may be appropriate. Waivers will be determined on a case-by-case basis by the Company's senior management and by the Board of Directors for directors and officers. Any waiver for directors or officers, and the grounds therefore, shall be disclosed to stockholders in accordance with applicable laws and regulations.

    Failure to comply with our Code of Conduct may result in disciplinary action up to and including termination, depending on the nature and severity of the violation. In addition, any supervisor, manager, officer or director who directs, approves or condones infractions, or has knowledge of them and does not promptly report and correct them, will be subject to disciplinary action up to and including termination.

K.  FOREIGN CORRUPT PRACTICES ACT/POLITICAL ACTIVITIES

    In addition to the provisions of our Code of Conduct and other policies of the Company, employees working with any governmental entity in any country have an obligation to know, understand and abide by the laws and regulations that apply to the conduct of business with government entities. If a government agency, whether national, state or local, has adopted a more stringent policy than the Company's regarding gifts and gratuities, the Company's employees and representatives must comply with that more stringent policy.

    The U.S. Foreign Corrupt Practices Act ("FCPA") makes it a crime for companies as well as their officers, directors, employees, and agents, to pay, promise, offer or authorize the payment of anything of value to a foreign official, foreign political party, officials of foreign political parties, candidates for foreign political office or officials of public international organizations for the purpose of obtaining or retaining business. Similar laws have been, or are being, adopted by other countries. Payments of this nature are strictly against the Company's policy even if the refusal to make them may cause the Company to lose business. The FCPA also requires covered companies to maintain accurate books, records and accounts and to devise a system of internal accounting controls sufficient to provide reasonable assurance that, among other things, the Company's books and records fairly reflect, in reasonable detail, transactions and dispositions of its assets.

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    We will not give or encourage anyone else to give inducements of any kind to any government employee, or to any supplier under government or nongovernmental contracts or subcontracts, in order to gain any business advantage or contract.

L.  AVOIDING DISCRIMINATION AND HARASSMENT

    The Company is committed to following the laws, within and outside the U.S., prohibiting discrimination and employment matters (i.e., hiring, rate of pay, promotion, demotion and termination) because of age, race, color, marital status, sex, sexual orientation, religion, national origin, disability or veteran status. An essential part of our commitment to equal employment opportunities is to maintain a working environment in which employees may perform their jobs without physical or verbal harassment because of race, marital status, sex, sexual orientation, color, national origin, religion, age, disability or veteran status. It is important for all employees to know and understand that the Company will not tolerate any form of harassment.

    Employees with concerns about employment, employment discrimination or harassment should contact their supervisor, the person in their organization designated to advise on such matters or their human resources representative.